Exhibit 99.1

Nucor Reports Results for the First Quarter of 2023

First Quarter of 2023 Highlights

•	Net earnings attributable to Nucor stockholders of $1.14 billion, or $4.45 per diluted share

•	Net sales of $8.71 billion

•	Net earnings before noncontrolling interests of $1.23 billion; EBITDA of $1.89 billion

•	Earnings expected to increase in the second quarter of 2023 on stronger steel mills segment earnings

CHARLOTTE, N.C. – April 20, 2023—Nucor Corporation (NYSE: NUE) today announced net earnings attributable to Nucor stockholders of $1.14 billion, or $4.45 per diluted share, for the first quarter of 2023. By comparison, Nucor reported net earnings attributable to Nucor stockholders of $1.26 billion, or $4.89 per diluted share, for the fourth quarter of 2022 and $2.10 billion, or $7.67 per diluted share, for the first quarter of 2022.

Included in the results for the fourth quarter of 2022 was an after-tax net benefit of $60.4 million, or $0.24 per diluted share, related to state tax credits and an after-tax net benefit of $88.0 million, or $0.34 per diluted share, related to a change in the valuation allowance of a state deferred tax asset. Also included in the fourth quarter of 2022 results was a pre-tax $96.0 million, or $0.29 per diluted share, write-off of the remaining carrying value of the Company’s leasehold interest in unproved oil and gas properties that is included in the raw materials segment.

“We had a very strong quarter, driven by solid performance in our steel products segment and increased demand for steel at our mills,” said Leon Topalian, Nucor’s Chair, President, and Chief Executive Officer.

“Demand from nonresidential construction, our largest end market, continues to be robust driven by strength in infrastructure and manufacturing investment. Average steel mill utilization rates and profit margins were both up in the first quarter compared to the fourth quarter, with sheet and plate mills seeing some of the largest gains. This, coupled with year-over-year gains in automotive and stability in energy, gives us confidence that 2023 will be another very profitable year for Nucor. My thanks to our 31,000 teammates for their dedication to safely meeting our customers’ needs while executing our strategic growth agenda.”

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Results for the First Quarter of 2023 (Continued)

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the first quarter of 2023 and 2022 were as follows (in thousands):

	Three Months (13 Weeks) Ended
	April 1, 2023	April 2, 2022
Steel mills	$838,388	$2,578,854
Steel products	970,802	684,867
Raw materials	58,140	95,853
Corporate/eliminations	(270,546)	(461,459)

	$1,596,784	$2,898,115

Financial Review

Nucor’s consolidated net sales were $8.71 billion in the first quarter of 2023, similar to $8.72 billion in the fourth quarter of 2022 and 17% lower than the $10.49 billion recorded in the first quarter of 2022. Average sales price per ton in the first quarter of 2023 decreased 11% compared with the fourth quarter of 2022 and decreased 18% compared with the first quarter of 2022. A total of 6,443,000 tons were shipped to outside customers in the first quarter of 2023, an increase of 12% compared to the fourth quarter of 2022 and an increase of 1% compared to the first quarter of 2022. Total steel mill shipments in the first quarter of 2023 increased 18% compared to the fourth quarter of 2022 and increased 4% compared to the first quarter of 2022. Steel mill shipments to internal customers represented 20% of total steel mill shipments in the first quarter of 2023, compared with 20% in the fourth quarter of 2022 and 22% in the first quarter of 2022. Downstream steel product shipments to outside customers in the first quarter of 2023 decreased 3% from the fourth quarter of 2022 and decreased 8% from the first quarter of 2022.

The average scrap and scrap substitute cost per gross ton used in the first quarter of 2023 was $414, a 3% decrease compared to $427 in the fourth quarter of 2022 and a 16% decrease compared to $495 in the first quarter of 2022.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $82 million, or $0.24 per diluted share, in the first quarter of 2023, compared with approximately $73 million, or $0.22 per diluted share, in the fourth quarter of 2022 and approximately $62 million, or $0.17 per diluted share, in the first quarter of 2022.

Overall operating rates at the Company’s steel mills increased to 79% in the first quarter of 2023 as compared to 70% in the fourth quarter of 2022 and 77% in the first quarter of 2022.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Results for the First Quarter of 2023 (Continued)

Financial Strength

At the end of the first quarter of 2023, we had $4.70 billion in cash and cash equivalents, short-term investments and restricted cash and cash equivalents on hand. The Company’s $1.75 billion revolving credit facility remains undrawn and does not expire until November 2026. Nucor continues to have the strongest credit rating in the North American steel sector (A-/A-/Baa1) with stable outlooks at Standard & Poor’s, Fitch Ratings and Moody’s.

Commitment to Returning Capital to Stockholders

During the first quarter of 2023, Nucor repurchased approximately 2.7 million shares of its common stock at an average price of $156.35 per share. As of April 1, 2023, Nucor had approximately 251 million shares outstanding and approximately $656.9 million remaining for repurchases under its existing authorized share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

On February 21, 2023, Nucor’s board of directors declared a cash dividend of $0.51 per share. This cash dividend is payable on May 11, 2023 to stockholders of record as of March 31, 2023 and is Nucor’s 200th consecutive quarterly cash dividend.

First Quarter of 2023 Analysis

Steel mill segment earnings in the first quarter of 2023 increased from the fourth quarter of 2022, primarily due to higher margins and volumes. The steel products segment earnings in the first quarter of 2023 decreased relative to the fourth quarter of 2022 due primarily to reductions in realized pricing. Earnings for the raw materials segment increased in the first quarter of 2023 as compared to the fourth quarter of 2022 due to higher volumes at our direct reduced iron (“DRI”) facilities and scrap recycling and brokerage operations.

Second Quarter of 2023 Outlook

We expect earnings in the second quarter of 2023 to increase compared to the first quarter of 2023. We expect earnings for the steel mills segment to improve in the second quarter of 2023 as compared to the first quarter of 2023 primarily due to margin expansion at our sheet mills. The steel products segment is expected to deliver strong results in the second quarter of 2023, but will moderate from the first quarter of 2023 due to expected lower average selling prices offsetting higher volumes. The raw materials segment is expected to improve in the second quarter of 2023 as compared to the first quarter of 2023 due to the improved profitability of our DRI facilities.

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call during which management will discuss Nucor’s first quarter results on April 20, 2023 at 2:00 p.m. Eastern Time. The call can be accessed via webcast from the Investor Relations section of Nucor’s website (nucor.com/investors). A presentation with supplemental information to accompany the call has been posted to Nucor’s Investor Relations website. A recording and transcript of the call will be posted to the same site within one day of the live event.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Results for the First Quarter of 2023 (Continued)

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Non-GAAP Financial Measures

The Company uses certain non-GAAP (Generally Accepted Accounting Principles) financial measures in this news release, including EBITDA. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable financial measure calculated and presented in accordance with GAAP.

We define EBITDA as net earnings before noncontrolling interests adding back the following items: interest expense, net; provision for income taxes; depreciation; and amortization. Please note that other companies might define their non-GAAP financial measures differently than we do.

Management presents the non-GAAP financial measure of EBITDA in this news release because it considers it to be an important supplemental measure of performance. Management believes that this non-GAAP financial measure provides additional insight for analysts and investors evaluating the Company’s financial and operational performance by providing a consistent basis of comparison across periods.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures provided in this news release, including in the accompanying tables.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Results for the First Quarter of 2023 (Continued)

we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to general market conditions, and in particular, prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties and volatility surrounding the global economy, including excess world capacity for steel production, inflation and interest rate changes; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; (14) our ability to integrate businesses we acquire; and (15) the impact of the COVID-19 pandemic, any variants of the virus, and any other similar pandemic or public health situation. These and other factors are discussed in Nucor’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2022. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries - Jack Sullivan, 704-264-8942, or Paul Donnelly, 704-264-8807

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Results for the First Quarter of 2023 (Continued)

Tonnage Data
(In thousands)
	Three Months (13 Weeks) Ended
	April 1, 2023	April 2, 2022	Percent Change
Steel mills total shipments:
Sheet	2,819	2,385	18%
Bars	2,169	2,286	-5%
Structural	536	640	-16%
Plate	454	398	14%
Other	57	105	-46%

	6,035	5,814	4%

Sales tons to outside customers:
Steel mills	4,804	4,539	6%
Joist	135	179	-25%
Deck	99	136	-27%
Cold finished	117	133	-12%
Rebar fabrication products	279	291	-4%
Piling	101	111	-9%
Tubular products	275	255	8%
Other steel products	135	130	4%
Raw materials	498	620	-20%

	6,443	6,394	1%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Results for the First Quarter of 2023 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended
	April 1, 2023	April 2, 2022
Net sales	$8,709,980	$10,493,282

Costs, expenses and other:
Cost of products sold	6,711,778	7,035,143
Marketing, administrative and other expenses	389,895	524,584
Equity in losses/(earnings) of unconsolidated affiliates	1,340	(7,695)
Interest expense, net	10,183	43,135

	7,113,196	7,595,167

Earnings before income taxes and noncontrolling interests	1,596,784	2,898,115
Provision for income taxes	365,155	671,000

Net earnings before noncontrolling interests	1,231,629	2,227,115
Earnings attributable to noncontrolling interests	95,087	131,492

Net earnings attributable to Nucor stockholders	$1,136,542	$2,095,623

Net earnings per share:
Basic	$4.47	$7.69
Diluted	$4.45	$7.67
Average shares outstanding:
Basic	253,608	271,564
Diluted	254,397	272,094

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Results for the First Quarter of 2023 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	April 1, 2023	Dec. 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$3,800,034	$4,280,852
Short-term investments	817,811	576,946
Accounts receivable, net	3,661,974	3,591,030
Inventories, net	5,590,852	5,453,531
Other current assets	445,714	789,325

Total current assets	14,316,385	14,691,684
Property, plant and equipment, net	9,862,987	9,616,920
Restricted cash and cash equivalents	81,145	80,368
Goodwill	3,914,908	3,920,060
Other intangible assets, net	3,263,385	3,322,265
Other assets	807,580	847,913

Total assets	$32,246,390	$32,479,210

LIABILITIES
Current liabilities:
Short-term debt	$29,316	$49,081
Current portion of long-term debt and finance lease obligations	25,133	28,582
Accounts payable	2,012,092	1,649,523
Salaries, wages and related accruals	759,403	1,654,210
Accrued expenses and other current liabilities	1,003,996	948,348

Total current liabilities	3,829,940	4,329,744
Long-term debt and finance lease obligations due after one year	6,616,498	6,613,687
Deferred credits and other liabilities	1,870,082	1,965,873

Total liabilities	12,316,520	12,909,304

Commitments and contingencies
EQUITY
Nucor stockholders’ equity:
Common stock	152,061	152,061
Additional paid-in capital	2,168,770	2,143,520
Retained earnings	25,762,032	24,754,873
Accumulated other comprehensive loss, net of income taxes	(165,358)	(137,517)
Treasury stock	(8,900,124)	(8,498,243)

Total Nucor stockholders’ equity	19,017,381	18,414,694
Noncontrolling interests	912,489	1,155,212

Total equity	19,929,870	19,569,906

Total liabilities and equity	$32,246,390	$32,479,210

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Results for the First Quarter of 2023 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months (13 Weeks) Ended
	April 1, 2023	April 2, 2022
Operating activities:
Net earnings before noncontrolling interests	$1,231,629	$2,227,115
Adjustments:
Depreciation	221,089	195,478
Amortization	58,769	41,411
Stock-based compensation	20,401	26,422
Deferred income taxes	(28,193)	(18,764)
Distributions from affiliates	17,394	1,500
Equity in losses/(earnings) of unconsolidated affiliates	1,340	(7,695)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(67,505)	(92,394)
Inventories	(138,694)	124,201
Accounts payable	394,602	(165,476)
Federal income taxes	330,781	672,142
Salaries, wages and related accruals	(858,925)	(658,267)
Other operating activities	24,485	126,495

Cash provided by operating activities	1,207,173	2,472,168

Investing activities:
Capital expenditures	(531,733)	(447,682)
Investment in and advances to affiliates	—	(63)
Disposition of plant and equipment	2,276	7,288
Acquisitions (net of cash acquired)	—	(347,177)
Purchases of investments	(468,412)	(274,197)
Proceeds from the sale of investments	228,086	80,333
Other investing activities	—	(183)

Cash used in investing activities	(769,783)	(981,681)

Financing activities:
Net change in short-term debt	(19,765)	(21,202)
Proceeds from issuance of long-term debt, net of discount	—	1,093,059
Repayment of long-term debt	(2,500)	(2,500)
Bond issuance costs	—	(8,388)
Proceeds from exercise of stock options	7,123	16,586
Payment of tax withholdings on certain stock-based compensation	(7,105)	(8,512)
Distributions to noncontrolling interests	(337,810)	(211,558)
Cash dividends	(130,525)	(137,587)
Acquisition of treasury stock	(425,820)	(905,324)
Other financing activities	(4,272)	(3,883)

Cash used in financing activities	(920,674)	(189,309)

Effect of exchange rate changes on cash	3,243	3,672

(Decrease) Increase in cash and cash equivalents and restricted cash and cash equivalents	(480,041)	1,304,850
Cash and cash equivalents and restricted cash and cash equivalents - beginning of year	4,361,220	2,508,658

Cash and cash equivalents and restricted cash and cash equivalents - end of three months	$3,881,179	$3,813,508

Non-cash investing activity:
Change in accrued plant and equipment purchases	$(36,280)	$(7,789)

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Results for the First Quarter of 2023 (Continued)

Non-GAAP Financial Measures

Reconciliation of EBITDA (Unaudited)

(In thousands)

Three months ended (13 weeks)
April 1, 2023
Net earnings before noncontrolling interests	$1,231,629
Depreciation	221,089
Amortization	58,769
Interest expense, net	10,183
Provision for income taxes	365,155

EBITDA	$1,886,825

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com